Exhibit 10.15

EMPLOYMENT AGREEMENT AMENDMENT

THIS EMPLOYMENT AGREEMENT AMENDMENT (the “Amendment”), is made on this 30th day of December, 2008, by and between Nature’s Sunshine Products, Inc., a Utah Corporation, having its principal place of business in Provo, Utah (“the Company” or “NSP”) and Jamon A. Jarvis (“Executive”).

The Company and Executive have entered into an Employment Agreement dated December 21, 2007.

In order to ensure that such Employment Agreement complies with Internal Revenue Code Section 409A, the Company and Executive agree to amend the Employment Agreement as follows:

1.     Section 4 shall be amended by adding the following at the end thereof:

Each reimbursement must be made no later than the end of the Company’s fiscal year following the fiscal year in which the expense was incurred.  All such reimbursements shall be made no later than the end of the calendar year in which the Executive separates from service with the Company, or if later, the following March 15th.  The amount of reimbursements in any calendar year shall not affect the expenses eligible for reimbursement in any other taxable year.

2.     Section 5.1.3 shall be amended by adding the following at the end thereof:

In the event that Executive is required to include benefits received from the health plan in his or her taxable income, the Company will reimburse Executive for up to $6,000 of the tax liability.  Such reimbursement will be made no later than the end of the calendar year following the year in which the amount is includible in the Executive’s income.

3.     The last sentence of Section 5.5 shall be replaced with the following:

“Incapacity” shall mean that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or that the Executive has been determined to be totally disabled by the Social Security Administration.

In addition, the parties agree that any other provisions of the Employment Agreement shall be interpreted, if possible, so as to avoid a violation of Internal Revenue Code Section 409A.

Except to the extent modified by this Amendment, the terms and conditions of the Employment Agreement shall remain in full force and effect.

NATURE’S SUNSHINE PRODUCTS, INC.

By:	/s/ Douglas Faggioli

Title:	CEO/President

JAMON A. JARVIS

/s/ Jamon A. Jarvis
Executive